Exhibit 10.34
Rocky Brands, Inc.
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT originally effective the 1st day of July, 1995, (the “Agreement”) between Rocky Brands, Inc., an Ohio corporation (“Rocky Brands”), and Mike Brooks (the “Employee”), is amended and restated effective December 22, 2008, so as to avoid penalty taxes under Section 409A of the Code.
Recitals
     A. Rocky Brands is the owner, directly or indirectly, of all of the issued capital stock of Rocky Brands and Boots Co., an Ohio corporation, Lifestyle Footwear, Inc., a Delaware corporation, and Five Star Enterprises Ltd., a Cayman Islands corporation, (individually a “Subsidiary” and collectively the “Subsidiaries”).
     B. Rocky Brands and its Subsidiaries (collectively, the “Company”) design, manufacturer and market high quality men’s and women’s footwear and related products.
     C. The Employee has been employed as an executive of Rocky Brands and the Subsidiaries for a number of years, most recently pursuant to an Employment Agreement with Rocky Brands dated December 21, 1992, which agreement will be superseded by this Employment Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. EMPLOYMENT. Rocky Brands hereby employs Employee and Employee accepts such employment upon the terms and conditions hereinafter set forth.
     2. DUTIES. Employee shall be employed:
          (a) to serve as Chairman, Chief Executive Officer and President of Rocky Brands, and to serve in like capacities for each of the Subsidiaries, if so elected, subject to the authority and direction of the Board of Directors of Rocky Brands or the Subsidiary, as the case may be; and
          (b) to perform such other duties and responsibilities similar to those performed by Employee prior hereto and exercise such other authority, perform such other or additional duties and responsibilities and have such other or different title (or have no title) as the Board of Directors of Rocky Brands may, from time to time, prescribe.
          So long as he is employed under this Agreement, Employee agrees to devote his full time and efforts exclusively on behalf of the Company and to competently, diligently and effectively discharge his duties hereunder. Employee shall not be prohibited from engaging in such personal, charitable, or other nonemployment activities as do not interfere with his full time employment hereunder and which do not violate the other provisions of this Agreement.

Employee further agrees to comply fully with all reasonable policies of the Company as are from time to time in effect.
     3. COMPENSATION. As his entire compensation for all services rendered to the Company pursuant to this Agreement, in whatever capacity rendered, the Company shall pay to Employee during the term hereof a minimum base salary at the rate of $141,000 per year (the “Basic Salary”), payable monthly or in other more frequent installments, as determined by the Company. The Basic Salary may be increased, but not decreased, from time to time, by the Board of Directors.
     In addition, Employee will be entitled to receive incentive compensation pursuant to the terms of plans adopted by the Board of Directors from time to time.
     4. BUSINESS EXPENSES. The Company shall promptly pay directly, or reimburse Employee for, all business expenses to the extent such expenses are paid or incurred by Employee during the term of employment in accordance with Company policy in effect from time to time and to the extent such expenses are reasonable and necessary to the conduct by Employee of the Company’s business and properly substantiated. The amount of expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in another taxable year.
     5. FRINGE BENEFITS. During the term of this Agreement and Employee’s employment hereunder, the Company shall provide to Employee such insurance, vacation, sick leave and other like benefits as are provided from time to time to its other employees holding equivalent executive positions with the Company in accordance with the policy of the Company as may be established from time to time; provided, however, that the Company shall maintain at least the level of benefits presently provided to Employee.
     6. TERM; TERMINATION. Employee is employed by the Company “at will.” Employee’s employment may be terminated at any time as provided below. For purposes of this paragraph 6, “Termination Date” shall mean the date on which any notice period required under this paragraph 6 expires or, if no notice period is specified in this paragraph 6, the effective date of the termination referenced in the notice.
          (a) Employee may terminate his employment upon giving at least 30 days’ advance written notice to the Company and the Company will pay Employee the earned but unpaid portion of Employee’s Basic Salary through the Termination Date. If Employee gives notice of termination hereunder, the Company shall have the right to relieve Employee, in whole or in part, of his duties under this Agreement and to advance the Termination Date from the date set by Employee’s notice to a date not less than 14 days from the receipt of Employee’s notice of termination.
          (b) The Company may terminate Employee’s employment without cause upon giving 30 days’ advance written notice to Employee. If Employee’s employment is terminated without cause under this paragraph 6(b), the Company will pay Employee the earned but unpaid portion of Employee’s Basic Salary through the Termination Date and will continue to pay Employee his Basic Salary for one year following the Termination Date (the “Severance Period”);

provided, however, if Employee accepts other employment during the Severance Period, the Company shall pay Employee’s Basic Salary until the first to occur of the expiration of the Severance Period or the expiration of the three calendar months after the date on which Employee accepts other employment.
          (c) The Company may terminate Employee’s employment upon a determination by the Company that “good cause” exists for Employee’s termination and the Company serves written notice of such termination upon the Employee. As used in this Agreement, the term “good cause” shall refer only to any one or more of the following grounds:
(i) commission of an act of dishonesty, including, but not limited to, misappropriation of funds or any property of the Company;
(ii) engagement in activities or conduct clearly injurious to the reputation of the Company;
(iii) refusal to perform his assigned duties and responsibilities;
(iv) gross insubordination by the Employee;
(v) the clear violation of any of the material terms and conditions of this Agreement or any written agreement or agreements the Employee may from time to time have with the Company (following 30-days’ written notice from the Company specifying the violation and Employee’s failure to cure such violation within such 30-day period); or,
(vi) commission of a misdemeanor involving an act of moral turpitude or a felony.
In the event of a termination under this paragraph 6(c), the Company will pay Employee the earned but unpaid portion of Employee’s Basic Salary through the Termination Date.
          (d) Employee’s employment shall terminate upon the death or permanent disability of Employee. For purposes hereof, “permanent disability,” shall mean the inability of the Employee, as determined by the Board of Directors of the Company, by reason of physical or mental illness to perform the duties required of him under this Agreement for more than 180 days in any one year period. Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause and commences less than six months from the ending of the previous period of disability. Upon a determination by the Board of Directors of Rocky Brands that the Employee’s employment shall be terminated under this paragraph 6(d), the Board of Directors shall give the Employee 30 days’ prior written notice of the termination. If a determination of the Board of Directors under this paragraph 6(d) is disputed by the Employee, the parties agree to abide by the decision of a panel of three physicians. The Company will select a physician, the Employee will select a physician and the physicians selected by the Company and the Employee will select a third physician. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Company. Failure to submit to any examination shall constitute a breach of a material part of this Agreement.
          (e) If a “Change in Control” shall have occurred, Employee shall be entitled to the benefits described below if his employment is terminated following a Change in Control for other than good cause as specified in Section 6(c), or Employee terminates his employment upon making a good faith determination that, following the Change in Control, the Employee’s employment status or employment responsibilities have been materially and adversely diminished thereby. To be entitled to receive the benefits described below, the Employee must provide notice to the Company of such material and adverse diminution of employment status or responsibilities within 90 days of such diminution and give the Company at least 30 days to remedy this condition and not be required to pay the amounts described below:
(i) Employee shall be entitled to the unpaid portion of his Basic Salary plus credit for any vacation accrued but not taken and the amount of any unpaid but earned bonus, incentive compensation or any other benefit to which he is entitled under this Agreement through the date of the termination as a result of a Change in Control, plus 2.99 times Employee’s “Average Annual Compensation.” For this purpose “Average Annual Compensation” shall mean the average annual compensation includible in Employee’s gross income for the period consisting of Employee’s most recent five taxable years ending before the date on which the Change in Control occurs.
(ii) The amount payable under section 6(e)(i) shall be paid to him in one lump sum within 30 days after termination of employment following a Change in Control.
(iii) The Company shall maintain for Employee’s benefit until the earlier of (i) 24 months after termination of employment following a Change in Control, or (ii) Employee’s commencement of full-time employment with a new employer, all costs and expenses associated with a corporate automobile, Company sponsored and paid professional memberships, Company sponsored and paid dues in all professional organizations and business or social clubs in which Employee maintains membership, all life insurance, medical, health and accident, and disability plans or programs in which Employee shall have been entitled to participate prior to termination of employment following a Change in Control, provided Employee’s continued participation is permitted under the general terms of such plans and programs after the Change in Control. In the event Employee’s participation in any such plan or program is not permitted, the Company will provide directly the benefits to which Employee would be entitled under such plans and programs. Notwithstanding the foregoing, if the Company reasonably determines that any of the benefits described in this subsection 6(e)(iii) relating to coverage under the Company’s medical, health and accident, and disability plans or programs may not be exempt from federal income tax, then for a period of six (6) months after the date of the Employee’s termination, the Employee shall pay to the Company an amount equal to the stated taxable cost of such coverage. After the expiration of the six-month (6-month) period, the Employee shall receive from the Company a reimbursement of the amounts paid by the Employee.
          (f) Employee’s benefits under section 6(e) above shall be payable to him as severance pay in consideration of his past service and of his continued services from the date hereof. Employee shall have no duty to mitigate his damages by seeking other employment, and the Company shall not be entitled to set off against amounts payable hereunder any compensation which Employee may receive from future employment.
          (g) For purposes of section 6(e), a “Change in Control” shall be deemed to have occurred if and when, after the date hereof, (i) Rocky Brands, or in one or more transactions 50% or more of its assets or earning power, is acquired by or combined with a person, partnership, corporation, trust or other entity (“Person”) and less than a majority of the outstanding voting shares of the Person surviving such transaction (or the ultimate parent of the surviving Person) after such acquisition or combination is owned, immediately after the acquisition or combination, by the owners of the voting shares of the Company outstanding immediately prior to such acquisition or combination, unless the acquisition or combination is approved by the Board of Directors prior to any change to the Board of Directors that would constitute a “Change of Control” under section 6(g)(ii); or (ii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Rocky Brands cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.
          (h) Upon any termination or expiration of this Agreement or any cessation of Employee’s employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable by the Company to the Employee, except as provided in sections 6(b) and 6(e) above and except as required under any benefit plans or arrangements maintained by the Company and applicable to the Employee at the time of such termination, expiration or cessation of Employee’s employment, including, without limitation thereto, salary, incentive compensation, sick leave, and vacation pay.

          (i) If the payments and benefits provided under this Agreement to Employee, either alone or with other payments and benefits, would constitute “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), then the payments and other benefits under this Agreement shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code. Either the Company or Employee may request a determination as to whether the payments or benefits would constitute an excess parachute payment and, if requested, such determination shall be made by independent tax counsel selected by the Company and approved by Employee. The items of compensation, if any, to be reduced so as to meet the requirements of this Section 6(i) shall come from the cash payable under Section 6(e)(i).
          (j) Notwithstanding any provision of this Section 6 to the contrary, if the Company determines that the Employee is a “specified employee” as defined in Section 409A of the Code, the Employee shall not be entitled to any payments under Section 6 of this Agreement that otherwise would cause the Employee to incur any additional tax or interest under Section 409A of the Code, until the earlier of (i) the date which is six months after the date that the Employee’s separation from service with the Company, or (ii) the date of the Employee’s death. If any provision of this Agreement would cause the Employee to incur any additional tax or interest under Section 409A of the Code, the Company shall, after consulting with the Employee and receiving the Employee’s approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause the Employee to incur any such tax or interest.
     7. NON-COMPETITION.
          (a) The Employee agrees that he will not during the term of this Agreement, any extension hereof, and for a period of one year after termination of employment with the Company, whether voluntary or involuntary or with or without cause:
(i) engage or participate, directly or indirectly, either as principal, agent, employee, employer, consultant, stockholder (except as the holder of not more than two percent of the stock of any publicly traded corporation), or in any other individual or representative capacity whatsoever, in the operation, management or ownership of any business, firm, corporation, association, or other entity engaged in the design, manufacture or marketing of men’s and women’s rugged outdoor, duty or handsewn casual footwear or any other business engaged in by the Company at any time during the term of this Agreement, on the Termination Date, or during the one-year period prior to the dates thereof; and,
(ii) directly or indirectly, for himself or in conjunction with or on behalf of any other individual or entity, solicit, divert, take away or endeavor to take away from the Company any customer, account or employee of the Company at any time during the term of this Agreement, as of the date of Employee’s termination of employment with the Company, or during the one-year period prior to the dates thereof.
          (b) In the event of a violation of this section 7, the applicable time period provided in subsection (a) above shall be tolled during the time of such violation.
     8. CONFIDENTIAL INFORMATION; ASSIGNMENT OF INVENTIONS.
          (a) As used herein, the term “Confidential Information” includes, but is not limited to, all information and materials belonging to, used by, or in the possession of the Company (i) which have been disclosed or made known to, or has come into the possession of the Employee as a consequence of or through Employee’s relationship with the Company prior to or after the date hereof, (ii) which are related to the Company’s customers, potential customers, suppliers, distributors, business strategies or policies, financial or sales results, sales and management techniques, marketing plans, research or development, reports, records, software, systems, source or object code, software documentation or instruction or user manuals, and (iii) which have not generally been made available to the public (not including customers) by the Company pursuant to a specific authorization in the ordinary course of business by the Company of the release of such information to the public or otherwise published and released by the Company to the general public. Notwithstanding the foregoing, Employee may release Confidential Information if (1) required by law, (2) necessary to establish a lawful claim or defense against the Company, (3) necessary to establish a lawful claim or defense against a person or entity other than the Company, but only with the permission, which shall not be unreasonably withheld, of the Company, or (4) necessary to respond to process or appropriate governmental inquiry, but then in each case only with prior notice to the Company.
          (b) Employee agrees:
(i) that Employee will promptly disclose and grant and does hereby grant to the Company his entire right, title and interest in and to all customer lists, discoveries, developments, designs, improvements, inventions, formulae, software, documentation, processes, techniques, know-how, patents, trade secrets and trademarks, copyrights and all other data conceived, developed or acquired by him during the period of his employment with the Company, both prior to and after the execution of this Agreement, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, that result from or are conceived during the performance of tasks assigned to Employee by the Company or result from use of property, equipment, or premises owned, leased or contracted for by the Company (“Inventions”). Employee agrees to execute and deliver, from time to time, such documents as may be necessary or convenient to effectuate the transfer of such Confidential Information to the Company and shall cooperate with and assist the Company in every proper way (at the expense of the Company) in obtaining and from time to time enforcing patents, copyrights, trade secrets, other proprietary rights and protections relating to Inventions in any and all countries;
(ii) that Employee will during the term of this Agreement and thereafter safeguard all Confidential Information and, except as specifically permitted below, Employee will never disclose or use for any purpose or benefit (other than for the purpose or benefit of the Company) any Confidential Information;
(iii) that, except in connection with the ordinary course of the Company’s business, Employee will not, either during the term of this Agreement or thereafter directly or indirectly, disclose, disseminate or otherwise make known or provide any Confidential Information, whether in original form or in duplicated or copied form or extracts therefrom, and whether orally or in writing, to any individual, partnership, company or other entity, unless the Company has given its prior written consent thereto;
(iv) that, except in connection with the ordinary course of the Company’s business, Employee will not, either during the term of this Agreement or thereafter, remove any Confidential Information from the premises of the Company either in original form or in duplicated or copied form or extracts therefrom; and that upon any termination of Employee’s employment by the Company, Employee will immediately surrender to the Company, without request, all Confidential Information, whether in original or duplicated or copied form or extracts therefrom.
     9. NO CONFLICTS. Employee represents that the performance by Employee of all the terms of this Agreement, as a former or continuing employee of the Company does not and will not breach any agreement as to which Employee or the Company is or was a party and which requires Employee to keep any information in confidence or in trust. Employee has not entered into, and will not enter into, any agreement either written or oral in conflict herewith.
     10. REASONABLENESS OF RESTRICTIONS. Employee acknowledges that the restrictions contained in this Agreement are reasonable but should any provisions of this Agreement be determined to be invalid, illegal or otherwise unenforceable to its full extent, or if any such restriction is found by a court of competent jurisdiction to be unreasonable under applicable law, then the restriction shall be enforced to the maximum extent permitted by law, and the parties hereto hereby consent and agree that such scope of protection, time or geographic area (or any one of them, as the case may be) shall be modified accordingly in any proceeding brought to enforce such restriction. Employee acknowledges that the validity, legality and enforceability of the other provisions shall not be affected thereby. Employee hereby acknowledges and confirms that the business of the Company extends at least throughout the United States, Canada, Puerto Rico and the Dominican Republic and that, without limitation of any remedies for breach of such covenant, the Company shall be entitled to temporary and permanent injunctive relief.

     11. REMEDIES; VENUE; PROCESS.
          (a) The Employee hereby acknowledges and agrees that the Confidential Information disclosed to the Employee prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other remedies available to it, to injunctive and equitable relief to prevent or cease a breach of Sections 8 or 9 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair Employee’s ability to earn a living or pursue his vocation; and further, that the Company may withhold compensation and benefits if Employee fails to comply with this Agreement, without restricting the Company from other legal and equitable remedies. The parties agree that the prevailing party shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) arising out of this Agreement.
          (b) The parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Court of Common Pleas of Athens County, Ohio. Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if Employee has breached sections 7 or 8 of this Agreement. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.
     12. WITHHOLDING. The Company may withhold from any payments to be made hereunder such amounts as it may be required to withhold under applicable federal, state or other law, and transmit such withheld amounts to the appropriate taxing authority.
     13. ASSIGNMENT. This Agreement is personal to the Employee and Employee may not assign or delegate any of his rights or obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, executors, administrators, successors and assigns.
     14. WAIVER. The waiver by either party hereto of any breach or violation of any provision of this Agreement by the other party shall not operate as or be construed to be a waiver of any subsequent breach by such waiving party.
     15. NOTICES. Any and all notices required or permitted to be given under this Agreement will be sufficient and deemed effective three (3) days following deposit in the United States mail if furnished in writing and sent by certified mail to Employee at:
Mike Brooks
200 Pine Grove
Nelsonville, OH 45764

and to the Company at:
Rocky Brands, Inc.
39 East Canal Street
Nelsonville, OH 45764
Attention: President
with a copy to:
Curtis A. Loveland, Esq.
Porter, Wright, Morris & Arthur
41 South High Street
Columbus, Ohio 43215
     16. GOVERNING LAW. This Agreement shall be interpreted, construed and governed according to the laws of the State of Ohio applicable to contracts made and to be wholly performed within such state.
     17. AMENDMENT. This Agreement may be amended in any and every respect by agreement in writing executed by both parties hereto.
     18. SECTION HEADINGS. Section headings contained in this Agreement are for convenience only and shall not be considered in construing any provision hereof.

     19. ENTIRE AGREEMENT. This Agreement terminates, cancels and supersedes all previous employment agreements (including the December 21, 1992 Employment Agreement) or other agreements relating to the employment of Employee with the Company, written or oral, entered into between the parties hereto, and this Agreement contains the entire understanding of the parties hereto with respect to the subject matter of this Agreement. This Agreement was fully reviewed and negotiated on behalf of each party and shall not be construed against the interest of either party as the drafter of this Agreement. EMPLOYEE ACKNOWLEDGES THAT, BEFORE PLACING HIS SIGNATURE HEREUNDER, HE HAS READ ALL OF THE PROVISIONS OF THIS EMPLOYMENT AGREEMENT AND HAS THIS DAY RECEIVED A COPY HEREOF.
     20. SEVERABILITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or parts thereof.
     21. SURVIVAL. Sections 6 through 13 of this Agreement and this Section 21 shall survive any termination or expiration of this Agreement.
[signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Employee:
/s/ Mike Brooks
Mike Brooks

ROCKY BRANDS, INC.
By:	/s/ James E. McDonald
James E. McDonald
Executive Vice President and Chief Financial Officer

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